UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 23, 2007
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.	V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01   OTHER EVENTS

The attached announcement was released to the news media on January 23th 2007.

GLOBAL INVESTMENT UPDATE: Red Truck Entertainment Launches New Website

Vancouver, January 23, 2007 - Global Developments, Inc. (PINKSHEETS: GDVM), a publicly traded venture capital company, is pleased to provide the following update with respect to Red Truck Entertainment, a Phoenix and Nashville based recording, film, and distribution company in which Global holds an equity stake. Red Truck has launched its new corporate website at http://www.redtruckentertainment.com.

About Red Truck Entertainment

Red Truck Entertainment, through its subsidiaries, Lard Bucket Music, Miramonte Records, Red Truck Filmworks, and Americana Records, is engaged in the business of song and film publishing, recording and distribution. Red Truck is a vertically integrated company that wholly owns or partially owns subsidiaries that are engaged in the business of book and song publishing, music recording and film production. The company publishes and develops works by new and established writers, as well as music recording artists.

Please visit http://www.redtruckentertainment.com for more information.

About Global Developments

Global Developments, Inc. is a publicly traded venture capital company. It was formed to create a unique investment vehicle representing a growing portfolio of innovative and emerging growth-oriented companies. Global acquires its portfolio companies either as wholly or partially owned subsidiaries, or as an investment where Global is the lead investor. As a result, Global maintains substantial management and operational control, thereby giving it the ability to provide significant oversight and guidance in building value and creating liquidity events for its shareholders. Global invests in companies with solid management, operational excellence, and the potential to grow substantial revenue streams.

Please visit http://www.globaldevelopmentsinc.com for more information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: January 23, 2007	By:	/s/ John D. Briner
John D. Briner
President